WRAPmail, Inc –WRAP- to Develop Cannabis Software System through Joint Venture with HealthMax Group

HICKSVILLE, NY--(Marketwired – January 18, 2017) -WRAPmail, Inc. (OTC PINK: WRAP) (http://www.wrapmail.com) announced today they have entered into a joint venture with HealthMax Group (www.HealthMaxgroup.com), to develop a proprietary and comprehensive end to end software solution for the cannabis industry, tracking seed to sale, with a complete compliance solution to help the provider adhere to applicable government regulations. WRAPmail will head development of the software through their Prosperity Systems platform (www.prosperitysystems.com).

With the explosive growth and legalization of marijuana throughout the states in the United States and globally, the ability to manage growth in a compliant and efficient manner is paramount to the success of operators in all facets of the industry. Given Prosperity’s legacy of document management tools, this next step is a natural progression for our team.

HealthMax Group is led by a team of high level scientists and business entrepreneurs, and is at the forefront of the CBD market, offering product in its purest form using its proprietary Nano Technology. HealthMax looks to continue expanding in all areas of the legal cannabis industry.

About Wrapmail Inc

WRAPmail, Inc., a public company trading under the symbol WRAP, is comprised of two complimentary business offerings. WRAPmail is a patented interactive email stationery for regular (one-on-one) business and personal emails. The WRAPmail solution combines its proprietary patented technology with custom marketing content and provides a next generation marketing e-mail platform for organizations and individuals. The Company provides a "rich" e-mail letterhead solution to organizations and individuals allowing e-mail correspondence to be written on letterhead as opposed to a blank sheet of paper, which is today's current practice. Basically, a "rich" e-mail message is one that includes one or more of the following multi-media features -- graphics, pictures, text, audio, video, animation and links. WRAPmail has developed a platform of rich e-mail software features based on industry standards packaged as an integrated, turnkey server-centric product that resides in the cloud. Secondly, WRAPmail, Inc. offers Prosperity Bullseye  .

Forward looking statements and risks and uncertainties

Matters discussed in this press release contain forward-looking statements. The words "anticipate," "believe," "estimate," "may," "intend," "expect," and similar expressions identify such forward-looking statements. Expected, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties associated with, among other things, the impact of economic, competitive, and other factors affecting our operations, markets, products, and performance. The matters discussed herein, including the development of our joint venture software and potential revenue derived therefrom should not be construed in any way, shape or manner of our future financial condition or stock price. For more complete information regarding our business and financial condition, you may access our filings at otcmarkets.com.

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Contact:

WRAPmail Investor Relations:

IR@WRAPmail.com

Phone: (516) 205-4751

www.wrapmail.com